As filed with the Securities and Exchange Commission on April 2, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corrections Corporation of America

(and certain of its wholly owned subsidiaries identified on the following page)
(Exact Name of Registrant as Specified in Its Charter)

Maryland	62-1763875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

10 Burton Hills Boulevard

Nashville, Tennessee 37215
(615) 263-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John D. Ferguson

Chief Executive Officer
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215
(615) 263-3000
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

Copies to:

F. Mitchell Walker, Jr., Esq. Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238 (615) 742-6200	Elizabeth E. Moore, Esq. Stokes Bartholomew Evans & Petree, P.A. 424 Church Street, Suite 2800 Nashville Tennessee 37219 (615) 254-1450	Raymond Y. Lin, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022-4802 (212) 906-1369

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Debt Securities(4)(5)	(3)	—
Guarantees of Debt Securities(6)	(3)	0
Preferred Stock, $0.01 par value(7)	(3)	—
Common Stock, $0.01 par value(7)(8)	(3)	—
Warrants	(3)	—
Total	$700,000,000	$56,630(9)

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Securities registered hereby may be offered for U.S. dollars or in foreign currencies or currency units, and may be sold separately or together in units with other securities registered hereby.

(3)	Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

(4)	If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an initial aggregate offering price of up to the proposed maximum aggregate offering price.

(5)	In addition to any debt securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities or preferred stock, for which no separate consideration will be received by the Registrant.

(6)	Guarantees may be provided by subsidiaries of the Registrant of the payment of principal and interest on the debt securities. Pursuant to Rule 457(n) of the Securities Act of 1933, no separate registration fee is payable for the guarantees.

(7)	Such indeterminate number of shares of preferred stock and common stock as may be issued from time to time at indeterminate prices. In addition to any preferred stock and common stock that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion or exchange of debt securities or preferred stock, for which no separate consideration will be received by the Registrant.

(8)	The aggregate amount of common stock registered hereunder is limited, solely for purpose of any at-the-market offering, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933.

(9)	The Registration Fee has been calculated pursuant to Rule 457(o) of the Securities Act of 1933.

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Shares	Amount	Offering	Aggregate	Registration
To Be Registered	To Be Registered	Price Per Share(1)	Offering Price(1)	Fee

Secondary Offering of Common Stock(1)(2)	5,786,457 shares	$17.28	$99,989,976	$8,090

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price per share of common stock on March 31, 2003.

(2)	The amount of common stock registered in any at-the-market offering by us or on our behalf shall be limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified	State or Other Jurisdiction	Primary Standard	I.R.S. Employee
in its Charter or	of Incorporation or	Industrial Classification	Identification
Organizational Document*	Organization	Code Number	Number

CCA of Tennessee, Inc.	Tennessee	8744	62-1806755
Prison Realty Management, Inc.	Tennessee	8744	62-1696286
Technical and Business Institute of America, Inc.	Tennessee	8744	38-2999108
TransCor America, LLC	Tennessee	8744	62-1428259
CCA International, Inc.	Delaware	8744	62-1310460
CCA Properties of America, LLC	Tennessee	8744	43-1988721
CCA Properties of Arizona, LLC	Tennessee	8744	43-1988725
CCA Properties of Tennessee, LLC	Tennessee	8744	43-1988730
CCA Properties of Texas, L.P.	Delaware	8744	43-1988735
Ronald Lee Suttles Tri-County Extradition, Inc.	California	8744	33-0451880

*	Addresses and telephone numbers of principal executive offices are the same as that of Corrections Corporation of America, except for TransCor America, LLC and Ronald Lee Suttles Tri-County Extradition, Inc., each of whose principal address is 646 Melrose Avenue, Nashville, Tennessee 37211 and telephone number is (615) 251-7008.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS AND OUTSTANDING PREFERRED STOCK
GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX
OPINION OF BASS, BERRY & SIMS PLC
OPINION OF MILES & STOCKBRIDGE P.C.
SECURITIES PURCHASE AGREEMENT DATED MARCH 28, 2003
STATEMENT REGARDING COMPUTATION OF RATIOS
CONSENT OF INDEPENDENT AUDITORS

SUBJECT TO COMPLETION, DATED APRIL 2, 2003

PROSPECTUS

Corrections Corporation of America

10 Burton Hills Boulevard

Nashville, Tennessee 37215
(615) 263-3000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

        We may from time to time sell up to $700,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	guarantees of our obligations under our debt securities, if any;

•	shares of our preferred stock, par value $0.01 per share, in one or more series;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase our common stock; or

•	any combination of the foregoing.

      In addition, selling stockholders named in a prospectus supplement as we may permit may offer and sell from time to time up to 5,786,457 shares of our common stock as described in the applicable prospectus supplement. We will not receive any proceeds from the sale of shares by a selling stockholder.

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest in our securities.

       See “Risk Factors” beginning on page 2 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

       Our common stock is traded on the New York Stock Exchange under the symbol “CXW.” Our series A preferred stock is traded on the New York Stock Exchange under the symbol “CXW PrA.” Our series B preferred stock is traded on the New York Stock Exchange under the symbol “CXW PrB.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

      This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                     , 2003.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus and incorporated or deemed to be incorporated by reference before buying securities in this offering. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business and Industry

Our results of operations are dependent on revenues generated by our jails, prisons and detention facilities, which are subject to the following risks associated with the corrections and detention industry.

      General. We currently operate 59 correctional and detention facilities, including 38 that we own. The facilities we manage have a total design capacity of approximately 59,000 beds in 20 states and the District of Columbia. Accordingly, we are subject to the operating risks associated with the corrections and detention industry, including those set forth below.

      We are subject to fluctuations in occupancy levels. While a substantial portion of our cost structure is fixed, a substantial portion of our revenues are generated under facility management contracts that specify per diem payments based upon occupancy. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenue and profitability. Average compensated occupancy for our facilities in operation for 2002 and 2001 was 89.6% and 88.4%, respectively. Occupancy rates may, however, decrease below these levels in the future.

      We are subject to the termination or non-renewal of our government contracts. We typically enter into facility management contracts with governmental entities for terms of up to five years, with additional renewal periods at the option of the contracting governmental agency. Notwithstanding any contractual renewal option of a contracting governmental agency, 35 of our facility management contracts are scheduled to expire on or before December 31, 2003. See “Business — Facility Portfolio — Facilities and Facility Management Contracts” set forth in the Annual Report on Form 10-K incorporated herein by reference. One or more of these contracts may not be renewed by the corresponding governmental agency. In addition, these and any other contracting agencies may determine not to exercise renewal options with respect to any of our contracts in the future. In the first quarter of 2003, the State of Florida terminated our contract to manage the Okeechobee Juvenile Offender Correctional Center upon the expiration of a short-term extension to the existing contract, and the Commonwealth of Virginia Department of Corrections assumed operations of the Lawrenceville Corrections Center upon expiration of our contract on March 22, 2003. Governmental agencies typically may also terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from others.

      Competition for inmates may adversely affect the profitability of our business. We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities and reputation of management and personnel. While there are barriers to entering the market for the management of correctional and detention facilities, these barriers may not be sufficient to limit additional competition. In addition, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at their facilities, may take inmates currently housed in our facilities and transfer them to government run facilities. Since we are paid on a per-diem basis with no minimum guaranteed occupancy under certain of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in our revenues and profitability. Further, many of our state customers are currently experiencing budget difficulties. These budget difficulties could result in decreases to our per-diem rates, which could cause a decrease in our revenues and profitability.

      We are dependent on government appropriations. Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have including an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

      Public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts. The operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions and others that believe that correctional and detention facilities should only be operated by governmental agencies.

      Moreover, negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts, which could have a material adverse effect on our business.

      Our ability to secure new contracts to develop and manage correctional and detention facilities depends on many factors outside our control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our facilities and services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities that are currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

      Moreover, certain jurisdictions recently have required successful bidders to make a significant capital investment in connection with the financing of a particular project, a trend that will require us to have sufficient capital resources to compete effectively. We may not be able to obtain these capital resources when needed. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site.

      Failure to comply with unique and increased governmental regulation could result in material penalties or non-renewal or termination of our contracts to manage correctional and detention facilities. The industry in which we operate is subject to extensive federal, state and local regulations, including educational, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations we face is unique. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. Our facilities are also subject to operational and financial audits by the governmental agencies with which we have contracts. We may not always successfully comply with these regulations, and failure to comply can result in material penalties or non-renewal or termination of facility management contracts.

      In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.

      Government agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs. Certain of the governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

      We depend on a limited number of governmental customers for a significant portion of our revenues. We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the Federal Bureau of Prisons (“BOP”), U.S. Immigration and Naturalization Service, now known as the Bureau of Immigration and Customs Enforcement (hereinafter referred to as “INS”), U.S. Marshall Service (“USMS”) or various state agencies could seriously harm our financial condition and results of operations. The three federal governmental agencies with correctional and detention responsibilities, the BOP, INS and USMS, accounted for approximately 32% of our total revenues for the fiscal year ended December 31, 2002 ($308.1 million), with the BOP accounting for approximately 14% of our total revenues for such period ($134.8 million) and USMS accounting for approximately 11% of our total revenue for such period ($105.9 million). We expect to continue to depend upon the federal agencies and a relatively small group of other governmental customers, for a significant percentage of our revenues.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

      We are dependent upon the continued service of each member of our senior management team, including John D. Ferguson, our President and Chief Executive Officer. The unexpected loss of any of these persons could materially adversely affect our business and operations. We only have employment agreements with our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and Chief Operating Officer; and Executive Vice President and Chief Development Officer, all of which expire in 2003 subject to annual renewals unless either party gives notice of termination.

      In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers and other personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could adversely affect our business and operations.

We are subject to necessary insurance costs.

      Workers’ compensation and general liability insurance represent significant costs to us. We continue to incur increasing insurance costs due to adverse claims experience and rising healthcare costs in general. In addition, since the events of September 11, 2001, liability and other types of insurance have become more difficult and costly to obtain. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

We may be adversely affected by inflation.

      Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, and insurance, medical and food costs, increase at rates faster than increases, if any, in our management fees, then our profitability would be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Inflation” as set forth in the Annual Report on Form 10-K incorporated herein by reference.

We are subject to legal proceedings associated with owning and managing correctional and detention facilities.

      Our ownership and management of correctional and detention facilities, and the provision of inmate transportation services by a subsidiary, expose us to potential third-party claims or litigation by prisoners or other persons relating to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner’s escape from, or a disturbance or riot at, a facility we own or manage, or from the misconduct of our employees. To the extent the events serving as a basis for any potential claims are alleged or determined to constitute illegal or criminal activity, we could also be subject to criminal liability. Such liability could result in significant monetary fines and could affect our ability to bid on future contracts and retain our existing contracts. In addition, as an owner of real property, we may be subject to a variety of proceedings relating to personal injuries of persons at such facilities. The claims against our facilities may be significant and may not be covered by insurance. Even in cases covered by insurance, our deductible may be significant.

We are subject to tax-related risks.

      The Internal Revenue Service (“IRS”) has recently completed auditing our federal tax return for the taxable year ended December 31, 2000. The IRS has proposed an adjustment to the 2000 tax return that, if ultimately upheld by the Appeals Office of the IRS, would require us to make cash payments to the IRS in excess of $56.0 million, not including penalties and interest. See “Business — Legal Proceedings and Income Tax Matters and Contingencies — Income Tax Contingencies” for a further description of this matter. While we believe that we have sufficient liquidity available to us to satisfy any payments required to be made, in the event we are required to make payments in connection with such claim, the payments would reduce our working capital available to satisfy amounts due under the terms of our indebtedness. Any adjustment would also substantially eliminate our net operating loss carryforward, and would result in increased cash tax liabilities on taxable income thereafter.

      On October 24, 2002, we entered into a definitive settlement with the IRS in connection with the IRS’ audit of our predecessor’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’ final determinations with respect to the 1997 tax year, in December 2002 we paid approximately $52.2 million in cash to satisfy federal and state taxes and interest.

      Due to a change in tax law created by the Job Creation and Worker Assistance Act (“JCWAA”) of 2002, which was signed into law in March 2002, the settlement created opportunity to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid. We experienced tax losses during 2002 primarily resulting from a cumulative effect of accounting change in depreciable lives for tax purposes. Under terms of the new law, we utilized our net operating losses to offset taxable income generated in 1997, which was increased substantially in connection with the settlement with the IRS. As a result of the tax law change in 2002, combined with the adoption of an accounting change in the depreciable lives of certain tax assets, we will be due an income tax refund of approximately $32.1 million. The IRS could challenge the deduction associated with the change in depreciable lives of certain tax assets. The disallowance of all or a substantial portion of this deduction by the IRS would have a material adverse impact on our financial position, results of operations and expected cash flows.

      In addition, although the IRS has concluded its audit of our federal tax return for the taxable year ended December 31, 1999, the statute of limitations for such taxable year still has not expired. Thus, our election of REIT status for 1999 remains subject to review by the IRS generally until the expiration of three years from, the date of filing of our 1999 federal tax return in September 2000. Should the IRS subsequently disallow our election to be taxed as a REIT for the 1999 taxable year, we would be subject to income taxes and interest on our 1999 taxable income and possibly could be subject to penalties, which would have an adverse impact on our financial position, results of operations and cash flows.

We are subject to risks associated with ownership of real estate.

      Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

      Certain of our facilities are subject to options to purchase and reversions. Ten of our facilities are or will be subject to an option to purchase by certain governmental agencies. Such options are exercisable by the corresponding contracting governmental entity generally at any time during the term of the respective facility management contract. See “Business — Facility Portfolio — Facilities and Facility Management Contracts” set forth in the Annual Report on Form 10-K incorporated by reference. If any of these options are exercised, there exists the risk that we will be unable to invest the proceeds from the sale of the facility in one or more properties that yield as much cash flow as the property acquired by the government entity. In addition, in the event any of these options are exercised, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2002, the facilities subject to these options generated approximately $172.4 million in revenue and incurred approximately $136.8 million in operating expenses.

      In addition, ownership of three of our facilities (including two of which also are subject to options to purchase) will, upon the expiration of certain ground leases with remaining terms generally ranging from 13 to 15 years, revert to the respective governmental agency contracting with us. See “Business — Facility Portfolio — Facilities and Facility Management Contracts” set forth in the Annual Report on Form 10-K incorporated by reference. At the time of such reversion, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2002, the facilities subject to reversion generated approximately $60.6 million (6.3% of total revenues) in revenue and incurred approximately $51.8 million in operating expenses.

We may be adversely affected by the rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms.

      We are often required to post bid or performance bonds issued by a surety company as a condition to bidding on or being awarded a contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. We cannot assure you that we will have continued access to surety credit or that we will be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our credit facility, which would entail higher costs even if such borrowing capacity was available when desired at the time, and our ability to bid for or obtain new contracts could be impaired.

Risks Related to Our Leveraged Capital Structure

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities or the terms of our preferred stock.

      We have a significant amount of indebtedness. As of December 31, 2002, we had total indebtedness of $956.0 million, which was increased by $30.0 million in January 2003 in connection with a facility acquisition.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness includes the notes issued in the notes offering;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

Our senior secured credit facility and other debt instruments have restrictive covenants that could affect our financial condition.

      The indenture related to our 9.875% unsecured senior notes due 2009, referred to herein as the 9.875% notes, and our senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our senior secured credit facility is subject to financial covenants, including leverage, interest rate and fixed charge coverage ratios. Our senior secured credit facility limits our ability to effect mergers, asset sales and change of control events. See “Description of Certain Existing Indebtedness and Outstanding Preferred Stock — Indebtedness — Senior Secured Credit Facility.” These covenants also contain restrictions regarding our ability to make capital expenditures in the future. The indenture related to the 9.875% notes also contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on incurring additional indebtedness;

•	limitations on the sale of assets;

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on transactions with affiliates; and

•	limitations on liens.

See “Description of Certain Existing Indebtedness and Outstanding Preferred Stock — Indebtedness — 9.875% Senior Notes.” Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Despite current indebtedness levels, we may still incur more debt. This could further exacerbate the risks described above.

      The terms of the indenture for our 9.875% notes and our senior secured credit facility restrict our ability to incur significant additional indebtedness in the future. However, in the future we may refinance all or a portion of our indebtedness, including our senior secured credit facility, and incur more indebtedness as a result. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. As of December 31, 2002, we had $58.0 million available for borrowing under our senior secured credit facility. See “Description of Certain Existing Indebtedness and Outstanding Preferred Stock — Indebtedness — Senior Secured Credit Facility.”

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including our existing senior notes or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our existing senior notes or new debt securities, on or before maturity. We may not, however, be able to refinance any of our indebtedness, including our senior secured credit facility and including our existing senior notes or new debt securities, on commercially reasonable terms or at all.

Because portions of our indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.

      Our Senior Bank Credit Facility bears interest at a variable rate. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will adversely affect our cash flows. In accordance with the terms of the Senior Bank Credit Facility, we have entered into an interest rate cap agreement capping LIBOR at 5.0% (prior to our contractual interest rate margin) on outstanding balances of $200.0 million through expiration of the cap agreement on May 20, 2004. There can be no assurance that these interest rate protection provisions will be effective or that once the interest rate protection agreement expires, we will enter into additional interest rate protection agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk” set forth in the Annual Report on Form 10-K incorporated herein by reference for a further discussion of our exposure to interest rate increases.

We are required to repurchase all or a portion of our 9.875% notes upon a change of control.

      Upon certain change of control events, as that term is defined in the indenture for our 9.875% notes and, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the respective indentures, which could lead to a cross-default under our senior secured credit facility and under the terms of our other indebtedness. In addition, our senior secured credit facility prohibits us from making any such required repurchases. Prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under our senior secured credit facility or obtain the consent of the lenders under our senior secured credit facility. If we do not obtain the required consents or repay our outstanding indebtedness under our senior secured credit facility, we would remain effectively prohibited from offering to purchase the notes. See “Description of Certain Existing Indebtedness and Outstanding Preferred Stock — Senior Secured Credit Facility.”

Other Risks Related to an Investment in Our Securities

The market price for our equity securities may be volatile.

      In recent periods, there has been volatility in the market price for our publicly traded equity securities. In addition, the market price of our publicly traded equity securities could fluctuate substantially in the future in response to a number of factors, including the following:

•	our quarterly operating results or the operating results of other private corrections and detention companies;

•	changes in general conditions in the economy, the financial markets or the privatized corrections industry;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	increases in labor and other costs; and

•	natural disasters, riots or other developments affecting us or our competitors.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

ERISA plan fiduciaries must consider certain factors before investing.

      Depending upon the particular circumstances of the plan, an investment in our securities may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively, “IRAs”). The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. In deciding whether to purchase any of our securities, a fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (an “ERISA Plan”), in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transactions rules of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and the effect of the “plan asset” regulations issued by the U.S. Department of Labor.

Our charter and bylaws and Maryland law could make it difficult for a third party to acquire our company.

      The Maryland General Corporation Law (“MGCL”) and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions:

•	authorize us to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	provide that directors may be removed with or without cause only by the affirmative vote of at least a majority of the votes of shares entitled to vote thereon; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

      We are also subject to anti-takeover provisions under Maryland law, which could also delay or prevent a change of control. Together, these provisions of our charter and bylaws and Maryland law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for publicly traded equity securities, and also could limit the price that investors are willing to pay in the future for shares of our publicly traded equity securities.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

      Our board of directors has the power to issue up to 50.0 million shares of preferred stock without any action on the part of our stockholders. As of March 31, 2003, 4.3 million shares of our series A preferred stock were authorized, issued and outstanding and 12.0 million shares of our series B preferred stock were authorized, with approximately 4.7 million shares issued and outstanding. Our board of directors also has the power, without stockholder approval, to set the terms of any new series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue additional shares of preferred stock in the future that have preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.

      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

      Our combined and consolidated financial statements as of December 31, 2000, and for the year then ended were audited by Arthur Andersen, LLP (“Arthur Andersen”). See “Experts” for a discussion of the financial statements incorporated by reference herein. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron

Corporation. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. In light of the jury verdict and the underlying events, on August 31, 2002 Arthur Andersen ceased practicing before the Securities and Exchange Commission (the “Commission” or “SEC”). However, we are incorporating in this prospectus the combined and consolidated financial statements audited by Arthur Andersen as of December 31, 2000 and for the year then ended. Arthur Andersen has not performed any procedures in connection with this prospectus or the registration statement of which this prospectus is a part and has not consented to the incorporation by reference of its reports in this prospectus.

      In reliance on Rule 437a under the Securities Act of 1933, as amended (the “Securities Act”), we have not filed a consent of Arthur Andersen to the inclusion of their report herein. Because Arthur Andersen has not consented to the incorporation by reference of its report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. Furthermore, relief in connection with claims that may be available to stockholders under the federal securities laws against auditing firms may not be available to stockholders as a practical matter against Arthur Andersen because it no longer operates as an accounting firm. See also “Experts.”

      Moreover, as a public company, we are required to file with the Commission periodic financial statements audited or reviewed by an independent public accountant. The Commission has said that it will continue accepting financial statements audited by Arthur Andersen on an interim basis so long as a reasonable effort is made to have Arthur Andersen reissue its reports and to obtain a manually signed accountant’s report from Arthur Andersen. Arthur Andersen has informed us that it is no longer able to reissue its audit reports because both the partner and the audit manager who were assigned to our account have left the firm. In addition, Arthur Andersen is unable to perform procedures to assure the continued accuracy of its report on our audited financial statements included in this prospectus. Arthur Andersen will also be unable to perform such procedures or to provide other information or documents that would customarily be received by us or underwriters in connection with financings or other transactions, including consents and “comfort” letters. As a result, we may encounter delays, additional expense and other difficulties in future financings. Any resulting delay in accessing or inability to access the public capital markets could have a material adverse effect on us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference statements as to our beliefs and expectations of the outcome of future events that are forward-looking in nature, including, without limitation, the statements under “Risk Factors” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” incorporated herein by reference. All statements other than statements of current or historical fact contained or incorporated by reference herein are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate” and similar expressions, as they relate to us, are intended to identify these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, those described in “Risk Factors” as well as the risks and uncertainties associated with:

•	the growth in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, and the timing of the opening of new facilities;

•	changes in governmental policy, legislation and regulation of the corrections and detention industry that adversely affect our business;

•	availability of capital, including debt and equity financing, on terms that are favorable to us;

•	fluctuations in operating results because of changes in occupancy levels, competition, increases in costs of operations, fluctuations in interest rates and risks of operations;

•	tax-related risks; and

•	general economic and market conditions.

      All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date of this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. Our Commission filings are also available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement as permitted by the rules and regulations of the Commission. As a result, statements made in this prospectus as to the contents of any contract or other document are not necessarily complete. You should read the full text of any contract or document filed as an exhibit to the registration statement for a more complete understanding of the contract or document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

      The Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 28, 2003;

(2)	Our Current Report on Form 8-K, filed with the Commission on January 22, 2003;

(3)	Our Current Report on Form 8-K, filed with the Commission on February 14, 2003; and

(4)	Description of our capital stock in our Current Report on Form 8-K filed with the Commission on January 6, 1999.

      In addition, except as specified below, any filings made by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement and prior to effectiveness of the registration statement and (2) otherwise prior to the termination of this offering, are hereby deemed to be incorporated by reference.

      Information furnished under Items 9 or 12 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus and the registration statement. We furnished information under Item 9 of our Current Reports on Form 8-K filed with the Commission on February 12, 2003 and March 20, 2003.

      We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Corrections Corporation of America, 10 Burton Hills Boulevard, Nashville, Tennessee 37215 (telephone (615) 263-3000). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. See also “Where You Can Find Additional Information.”

THE COMPANY

General

      We are the nation’s largest owner and operator of private correctional and detention facilities and one of the largest prison operators in the United States behind only the federal government and four states. We provide the fundamental residential and health care services for our adult and juvenile inmates, as well as a variety of rehabilitation and educational programs designed to reduce recidivism and prepare our inmates for their successful reentry into society upon their release. Some of the additional services we offer include life skills training, basic education, employment training, religious services, behavioral rehabilitation and treatment, substance abuse treatment and work and recreational programs.

      We provide our essential services through 59 facilities, including 38 facilities that we own, with a total design capacity of approximately 59,000 beds in 20 states and the District of Columbia. We also provide inmate transportation services for government agencies through our subsidiary, TransCor America, LLC. For the year ended December 31, 2002, we had revenues of $962.8 million and operating income of $130.0 million.

      Our services address a total U.S. market that we believe exceeds $50 billion, of which only approximately 6.5% is currently outsourced to the private sector. We believe that the U.S. market will demonstrate consistent growth over the next decade as a result of stricter sentencing guidelines, longer prison sentences and prison terms for juvenile offenders, as well as the growing demographic of the 14 to 24 year-old at-risk population. We also expect the size of the private market to grow as a result of governments’ demonstrated need to augment their overcrowded and aging facilities, reduce costs, increase accountability and improve overall quality of service.

      Under our management services contracts, government agencies pay us at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels. Our management services contracts typically have terms of one to five years, and contain multiple renewal options exercisable at the option of the contracting government agency. More than 40 of our approximately 80 contracts are with government entities for which we have been providing services for five years or more. Our management services contracts provide a reliable source of revenue, reflected by the renewal of more than 95% of our contracts over the past four years.

      We have increased our average compensated occupancy, based on rated capacity, for facilities in operation to 89.6% for the year ended December 31, 2002 from 88.4% for the year ended December 31, 2001. Our average compensated occupancy for facilities in operation for the quarter ended December 31, 2002 was 91.2%.

Address and Telephone Number

      Our executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215. Our telephone number is (615) 263-3000. Our website address is http://www.correctionscorp.com. Information on our website is not a part of this prospectus.

USE OF PROCEEDS

      Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any proceeds from sales of shares of common stock by any selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

Fiscal Years Ended

December 31,	December 31,	December 31,	December 31,	December 31,
1998	1999	2000	2001	2002

2.4x	1.0x	N/A	1.1x	1.5x

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. Deficiency in earnings available to cover fixed charges for the year ended December 31, 2000 was $759.1 million. This deficit is primarily the result of impairment losses of $527.9 million and the write-off of amounts under lease arrangements of $11.9 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and related notes, each of which is incorporated herein by reference.

DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS AND

OUTSTANDING PREFERRED STOCK

Indebtedness

     Senior Secured Credit Facility

      General. Concurrently with the closing of the offering of our 9.875% notes in May 2002, we obtained a new senior secured credit facility with a syndicate of financial institutions and institutional lenders through the amendment and restatement of our then existing senior secured credit facility. Lehman Commercial Paper Inc. serves as administrative agent under our new facility.

      As of March 31, 2003, our senior secured credit facility is in the aggregate principal amount of $745 million, consisting of:

•	an approximate four-year revolving credit facility of up to $75 million in revolving credit loans and letters of credit;

•	an approximate four-year term loan A facility of $75 million in term loans; and

•	an approximate six-year term loan B facility of $595 million in term loans.

      The revolving credit facility will be used for working capital and general corporate needs. Set forth below is a summary of the material terms of the new senior secured credit facility.

      Collateral and Guarantees. The loans and other obligations under the senior secured credit facility are guaranteed by each of our domestic subsidiaries.

      Our obligations under the senior secured credit facility and the guarantees are secured by:

•	a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of our subsidiaries, subject to certain customary exceptions; and

•	a pledge of all of the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries.

      Interest and Fees. Our borrowings under the senior secured credit facility bear interest at a rate which, at our option, can be either:

•	a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate plus one-half percent (0.50%) per annum and (ii) an applicable margin; or

•	London InterBank Offering Rate, or “LIBOR” rate, which is generally defined as the sum of (i) the rate at which eurodollar deposits for one, two, three or six months (as selected by us) are offered in the interbank eurodollar market and (ii) an applicable margin.

      The initial applicable margin for the base rate loans is 2.50%, and the applicable margin for the eurodollar loans is 3.50%. Commencing on the date of delivery of our financial statements occurring after the completion of two full fiscal quarters following the closing of the senior secured credit facility, the applicable margin for the revolving loans and term loan A will be subject to adjustment based on our leverage ratio.

      Interest on our borrowings is payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR rate-based loans.

      We are also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the revolving credit facility, which will be 0.50% per annum subject to adjustment based on our leverage ratio.

      Repayments; Prepayments. The term loan A facility and term loan B facility require quarterly installments in an aggregate principal amount for each year as set forth in the table below as of March 1, 2003 (in thousands):

	Term Loan A	Term Loan B
	Facility	Facility	Total

2003	$17,250	$5,950	$23,200
2004	20,250	5,950	26,200
2005	21,000	5,950	26,950
2006	5,250	5,950	11,200
2007	—	377,138	377,138
2008	—	161,025	161,025

TOTAL	$63,750	$561,963	$625,713

      Prepayments of loans outstanding are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under our senior secured credit facility in an amount equal to:

•	50% of the net cash proceeds from any sale or issuance of equity by us or any of our subsidiaries, subject to certain exceptions;

•	100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt), subject to certain exceptions;

•	100% of the net cash proceeds from any sale or other disposition by us, or any of our subsidiaries, of any assets, subject to certain exclusions and reinvestment provisions and excluding certain dispositions in the ordinary course; and

•	50% of excess cash flow for each fiscal year.

      Certain Covenants. The senior secured credit facility requires us to meet certain financial tests, including, without limitation:

•	a minimum fixed charge coverage ratio requiring that at the end of each fiscal quarter, our Consolidated EBITDA, as defined under the facility, be no less than a range of percentages (ranging from 100% to 115% over the six year term of the senior secured credit facility) of our Consolidated Fixed Charges, as defined under the facility, (minus the aggregate amount actually paid by us or any of our subsidiaries in cash during such period on account of capital expenditures) for the most recent four fiscal quarters;

•	a maximum leverage ratio requiring that at the end of each fiscal quarter, our Consolidated Debt, as defined under the facility, be no greater than a range of percentages (ranging from 590% to 350% over the six year term of the senior secured credit facility) of our Consolidated EBITDA, as defined under the facility, for the most recent four fiscal quarters; and

•	a minimum interest coverage ratio requiring that at the end of each fiscal quarter, our Consolidated EBITDA (including the interest component of all payments associated with capital lease obligations) be no less than a range of percentages (generally ranging from 150% to 250% over the six year term of the senior secured credit facility) of our Consolidated Interest Expense, as defined under the facility, for the most recent four fiscal quarters.

As of December 31, 2002, we were in compliance with the foregoing covenants, and we believe that we are currently in compliance with these covenants. In addition, our senior secured credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, assets sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

      Events of Default. Our senior secured credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgment defaults in excess of specified amounts, termination or amendment of certain material agreements if such termination or amendment could reasonably be expected to be materially adverse to the lenders or otherwise have a material adverse effect and change in control.

     9.875% Senior Notes

      General. We currently have $250.0 million in aggregate principal amount of 9.875% senior unsecured notes outstanding. These notes mature on May 1, 2009 and bear interest at 9.875% per annum. Payments of accrued but unpaid interest on these notes are due on May 1 and November 1 of each year, beginning on November 1, 2002. The notes are guaranteed by all of our domestic subsidiaries (other than our Puerto Rican subsidiary). The notes and subsidiary guarantees are senior obligations of ours and our subsidiary guarantors. Accordingly, they rank:

•	equally with all of our and our subsidiary guarantors’ existing and future unsecured senior debt;

•	ahead of any of our and our subsidiary guarantors’ future debt that expressly provides for subordination to the notes or the guarantees; and

•	subordinated to any of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the security for that indebtedness.

The indenture governing the notes permits us and the guarantors to incur substantial additional senior indebtedness. Our ability to incur any additional indebtedness is limited by the specific terms of the indenture governing the notes.

      Optional Redemption. At any time on or prior to May 1, 2005, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding notes at a redemption price of 109.875% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided that:

•	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our subsidiaries); and

•	the redemption occurs within 90 days of the date of the closing of such equity offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to May 1, 2006.

      Beginning May 1, 2006, we may, at our option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

Year	Percentage

2006	104.938%
2007	102.469%
2008 and thereafter	100.000%

      Mandatory Offer to Repurchase. If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption, listed in the indenture. Change of control includes the following events under specified circumstances: (i) the sale, lease, transfer, conveyance or other disposition of all or substantially all of our property or assets, (ii) the approval of our stockholders to dissolve or liquidate the company, (iii) the consummation of any transaction in which 50% or more of our outstanding stock is purchased by a third party, (iv) the merger or consolidation of us into another entity and (v) certain changes in the composition of our board of directors. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of notes tendered pursuant to this requirement.

      Certain Covenants. Covenants in the indenture restrict our ability and the ability of our subsidiaries, with exceptions, to, among other things, pay dividends, incur additional debt or issue preferred stock, create or permit to exist certain liens, incur restrictions on the ability of certain of our subsidiaries to pay dividends or other payments, consolidate, merge or transfer all or substantially all of our assets and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

      Events of Default. Each of the following is an event of default under the 9.875% notes indenture:

•	default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes;

•	default in payment when due of the principal of, or premium, if any, on the notes;

•	failure by us or any of our subsidiaries to comply with our obligation to repurchase the notes upon a change of control or sale of assets, or comply with merger covenants;

•	failure by us or any subsidiary guarantor for 60 consecutive days after notice to comply with any of the other agreements in the indenture;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period; or

(b)	results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

•	failure by us or any subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days.

•	except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our subsidiaries.

     $70 Million Convertible Subordinated Notes

      $40 Million Convertible Subordinated Notes. We currently have outstanding an aggregate of $40.0 million of 10% convertible subordinated notes due December 31, 2008. The conversion price for the notes, which are convertible into shares of our common stock, has been established at $11.90, subject to adjustment in the future upon the occurrence of certain events. At an adjusted conversion price of $11.90, the $40.0 million convertible subordinated notes are currently convertible into 3,362,899 shares of our common stock.

      All or a portion of the notes may be converted by the holder at any time prior to December 31, 2008, or if the notes are called for redemption by us, at any time prior to the second business day prior to the date of redemption. We may redeem all, but not a portion, of the notes on or following January 1, 2005 at a redemption price equal to the outstanding principal amount of the notes plus all accrued and unpaid interest. In addition, in the event of a change of control or similar event, the holder of the notes has the right to require us to repurchase all or a portion of the notes at a price equal to 105% of the notes’ principal amount, plus accrued and unpaid interest. The current terms of our senior indebtedness, however, would prevent a redemption or repurchase of the notes.

      $30 Million Convertible Subordinated Notes. We currently have outstanding an aggregate of $30.0 million of 8% convertible subordinated notes due February 28, 2005, subject to extension of such maturity until February 28, 2006 or February 28, 2007 by the holder. The conversion price for the notes, which are convertible into shares of our common stock, has been established at $8.90, subject to adjustment in the future upon the occurrence of certain events. We currently estimate that the $30.0 million convertible subordinated notes will be convertible into approximately 3.4 million shares of our common stock once all of the shares under the stockholder litigation settlement have been issued. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Year Ended December 31, 2000 — Stockholder litigation settlement” set forth in the Annual Report on Form 10-K incorporated herein by reference.

      All or a portion of the notes may be converted by the holder at any time prior to the maturity date of the notes, or if the notes are subject to mandatory conversion, at any time prior to the third business day prior to the date of such conversion. At any time after February 28, 2004, we may generally require the holder to convert all or a portion of the notes if the average market price of our common stock meets or exceeds 150% of the notes’ conversion price, as may be adjusted. We may not prepay the indebtedness evidenced by the notes at any time prior to their maturity; provided, however, that in the event of a change of control or other similar event, the notes are subject to mandatory prepayment in full at the option of the holder. The current terms of our senior indebtedness, however, would prevent such a prepayment.

     12% Senior Notes

      We currently have approximately $10.8 million aggregate principal amount of 12% senior unsecured notes outstanding. These notes mature on June 1, 2006 and bear interest at 12% per annum. Payments of accrued but unpaid interest on these notes are due on June 1 and December 1 of each year.

      On May 16, 2002, we completed an offer to purchase all these notes and a consent solicitation designed to remove, following the purchase of these notes, substantially all of the restrictive covenants and a number of the events of default that then applied to the notes. Pursuant to the terms of the offer to purchase and consent solicitation, holders of approximately $89.2 million aggregate principal amount of the notes tendered their notes and received $1,100 plus accrued and unpaid interest on such principal amount of notes for each $1,000 principal amount of notes tendered.

      As a result of this tender offer and consent solicitation, we have amended the indenture governing the notes to remove substantially all of the covenants and events of default. Such amendment became operative upon our purchase of the notes tendered in connection with the consent.

Preferred Stock

     Series A Preferred Stock

      We currently have 4.3 million shares of our series A preferred stock authorized, issued and outstanding. The series A preferred stock provides for the payment of quarterly cash dividends when and as declared by our board of directors at a rate of 8% per year, based on a liquidation price of $25.00 per share. Unpaid dividends accrue without interest. Shares of our series A preferred stock are redeemable at our option at any time at $25.00 per share, plus dividends accrued and unpaid to the redemption date. The series A preferred stock has no mandatory redemption, sinking fund provision or stated maturity and is not convertible into any other security. Under the terms of our charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the shares of our series A preferred stock will have the right to elect two additional directors to our board of directors.

     Series B Preferred Stock

      We currently have 12.0 million shares of series B preferred stock authorized, of which approximately 4.7 million shares of our series B preferred stock are issued and outstanding as of March 31, 2003. The shares of our series B preferred stock currently outstanding provide for cumulative dividends payable at a rate of 12% per year of the stock’s stated value of $24.46. The dividends are payable quarterly, in arrears, in additional shares of series B preferred stock through the third quarter of 2003, and in cash thereafter, provided that all accrued and unpaid cash dividends have been made on our series A preferred stock. The shares of series B preferred stock are callable by us, at a price per share equal to the stated value of $24.46, plus any accrued dividends, no earlier than three years and six months following the date of issuance, and our ability to call the series B preferred stock may be otherwise restricted by our outstanding indebtedness. The series B preferred stock has no mandatory redemption, sinking fund provision or stated maturity and is not convertible into any other security, except that it may be convertible into our common stock if we engage in certain mergers or reorganizations. The series A preferred stock ranks senior to the series B preferred stock as to dividend distributions and distributions upon liquidation, winding up and dissolution. Under the terms of our charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the shares of our series B preferred stock will have the right to elect two additional directors to our board of directors.

Registration Rights

      The holders of some of our convertible notes have registration rights with respect to (i) the shares of our common stock into which the notes are convertible (6,732,498 shares as of March 31, 2003). In addition, the holders of warrants to purchase 75,069 shares of our common stock is entitled to certain registration rights. Under the terms of agreements between the Company and the note holders and the warrant holder, respectively, if we propose to register any common equity securities or securities convertible into common equity under the Securities Act, such holders are entitled to notice of such registration and are entitled to include those shares of such common stock therein, subject to certain conditions and limitations.

      The summaries of selected provisions of our common stock, preferred stock and existing notes and other indebtedness appearing in this prospectus are not complete. Those summaries are subject to, and are qualified entirely by, the provisions of our charter, bylaws and debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

You should read our charter, bylaws and debt agreements. The applicable prospectus supplement may also contain a summary of selected provisions of our preferred stock, common stock and debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Provisions of Maryland Law and Our Charter and Bylaws

     Anti-takeover Effect of Our Charter and Bylaws and Maryland Law

      Our charter and bylaws contain certain provisions that could make it more difficult to consummate an acquisition of us by means of a tender offer, a proxy contest or otherwise that stockholders may consider favorable. Certain provisions of our charter, bylaws and Maryland law may have the effect of discouraging an acquisition of control or other takeover attempt not approved by our board of directors. These provisions include the ability of the board of directors to issue “blank check” preferred stock without stockholder approval, advance notice procedures for stockholders to nominate candidates for election as directors, and higher stockholder voting requirements for some transactions, including business combinations with certain classes of “interested stockholders.”

     Stockholder Advance Notice Procedure

      Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The stockholder notice procedure provides that only persons that are nominated by the board of directors or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and any other information regarding each proposed nominee that would be required to be included in a proxy statement filed under SEC rules and regulations, and the written consent of each proposed nominee to serve as a director if elected. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to our secretary. This notice is required to include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest of the stockholder in that business, and specified information about the stockholder and the stockholder’s ownership of shares of our capital stock.

     Maryland Business Combination Act

      Under Maryland law, certain “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the corporation (an “Interested Stockholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless among other things, the corporation’s stockholders receive a minimum price, as defined in the Maryland General Corporation Law (“MGCL”) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The board of directors of the corporation may, by resolution, exempt business combinations specifically, generally, or generally by types from the prohibitions of the business combinations law, but such exemption with respect to a potential acquirer must be in place before the potential acquirer becomes an Interested Stockholder.

      MGCL prevents, subject to some exceptions, an acquiror who acquires enough shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person and any officers or directors who are employees of the corporation. These previsions are referred to as the “Control Share Statute”.

      The Control Share Statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a corporation’s charter or bylaws. Our bylaws contain a provision exempting acquisitions of shares of our stock from the Control Share Statute. We can amend or limit this provision in the future. If we eliminate this exemption in the bylaws, the Control Share Statute could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

     Maryland Unsolicited Takeovers Act

      We are subject to Sections 3-800 et. seq. of the MGCL (the “Unsolicited Takeovers Act”), which permit certain modifications of our corporate governance without stockholder approval. The Unsolicited Takeovers Act applies to Maryland corporations that (1) have not opted out of the coverage of the Unsolicited Takeovers Act and (2) are reporting companies under the Exchange Act and have at least three directors who (i) are not officers or employees of the corporation; (ii) are not persons seeking to acquire control of the corporation (“Acquiring Persons”); (iii) are not directors, officers, affiliates or associates of an Acquiring Person; and (iv) were not nominated or designated as directors by an Acquiring Person. In general, the Unsolicited Takeovers Act provides Maryland corporations with the ability to opt into the relevant provisions, in whole or in part, by action of the board of directors without obtaining stockholder approval to:

•	Stagger their boards of directors into three classes;

•	Provide that stockholders may remove any director by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders generally in the election of directors;

•	Provide that the number of directors may be fixed only by the vote of the board;

•	Provide that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and

•	Provide that a special stockholders meeting may be called only upon the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

      We have not opted out of the Unsolicited Takeovers Act.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

      We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $700,000,000 in aggregate offering price of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees of our obligations under the debt securities;

•	shares of our preferred stock, par value $0.01 per share, in one or more classes or series;

•	shares of our common stock, par value $0.01 per share, in one or more classes;

•	warrants to purchase our common stock; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

      In addition, selling stockholders named in a prospectus supplement as we may permit, may offer and sell up to 5,786,389 shares of our common stock from time to time, as described in the applicable prospectus supplement. We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the guarantees, the preferred stock, the common stock and the warrants are collectively referred to herein as the “Securities.” When a particular series of Securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered Securities.

DESCRIPTION OF DEBT SECURITIES

      We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

      The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement). In the event of any discrepancy or conflict between the terms of a particular series of debt securities as set forth in a prospectus supplement and the terms described in this prospectus, the terms set forth in the prospectus supplement will govern such series.

      We can issue an unlimited amount of debt securities under the indenture. Such debt securities may be issued in one or more series, with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officer’s certificate related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either (a) one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or (b) a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

      Unless otherwise provided by the terms of an applicable series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      Unless otherwise provided by the terms of an applicable series of debt securities, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

      Unless otherwise provided by the terms of an applicable series of debt securities, an “Event of Default” means any of the following with respect to a series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, if any, when and as due in respect of any debt security of that series;

•	certain defaults under certain of our and our subsidiaries’ mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any debt for money borrowed;

•	certain events of bankruptcy, insolvency or reorganization of ours; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least a 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      Unless otherwise provided by the terms of an applicable series of debt securities, we may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of a series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

      The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

      “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF GUARANTEES

      Our wholly owned subsidiaries listed as co-registrants on our registration statement may in whole or in part enter into guarantees of our obligations under the debt securities on terms which will be described in any applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

      We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue 50 million shares of preferred stock. As of March 31, 2003, 4.3 million shares of our series A preferred stock were authorized, issued and outstanding and 12.0 million shares of our series B preferred stock were authorized, with approximately 4.7 million shares issued and outstanding. Our board of directors has the authority to create one or more new series of preferred stock, and to set or change the preferences, rights, privileges and restrictions of any series, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series and to issue shares of preferred stock up to the maximum number of shares of preferred stock authorized.

      The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates payable with respect to the shares;

•	any voting rights;

•	the terms and conditions upon which the preferred stock is convertible or exchangeable, if it is convertible or exchangeable;

•	any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

•	any additional preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption.

      All shares of preferred stock offered will, when issued against payment of the consideration payable therefore, be fully paid and non-assessable.

DESCRIPTION OF COMMON STOCK

      We summarize below some of the provisions that will apply to the common stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock will be contained in the applicable prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue 80 million shares of common stock.

      The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors. In that event, the holders of the remaining shares will not be able to elect any person to our board of directors. If certain defaults occur with respect to payment of dividends on our outstanding series A preferred stock or series B preferred stock, the holders of such affected shares will have the right to elect two additional directors on our board of directors.

      The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, it is the present policy of our board of directors not to pay cash dividends on the common stock. Furthermore, the terms of our current credit arrangements restrict our ability to declare or pay dividends on our common stock. Upon our liquidation or dissolution, subject to prior liquidation rights of the holders of preferred stock and after payment or provision for all of our indebtedness and other liabilities, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be when issued against payment of the consideration payable therefor, fully paid and not liable to further calls or assessment by us.

      The ability of our board of directors to issue preferred stock with provisions determined by the board of directors, and some of the provisions in our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. These provisions could limit the price investors may be willing to pay for our common stock, and may deprive holders of our common stock of any premium that they might otherwise realize from a takeover.

DESCRIPTION OF WARRANTS

      We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     General

      We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

      The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provision;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

      The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock acquirable upon exercise of such warrant.

     Exercise of Warrants

      To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

      If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

      The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

      Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

     Modification of the Warrant Agreement

      The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

      We or any selling stockholder may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock or preferred stock may be effected from time to time in one or more transactions on the New York Stock Exchange (“NYSE”) or in negotiated transactions or a combination of those methods. We or any selling stockholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us or any selling stockholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriter, dealer or agent will be identified, and any compensation received from us or a selling stockholder will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

      Any underwriting compensation paid by us or a selling stockholder to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us or a selling stockholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us or a selling stockholder for expenses.

      In connection with a sale of shares of common stock by any selling stockholder pursuant to this prospectus, the following information will, to the extent then required, be provided in the applicable prospectus supplement relating to such sale:

•	the identity of the selling stockholder,

•	the manner in which the selling stockholder acquired the common stock from us,

•	the number of shares to be sold,

•	the purchase price,

•	the public offering price,

•	if applicable the name of any underwriter, agent or broker-dealer, and

•	any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

      To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us or a selling stockholder. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

      Any common stock sold pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance.

LEGAL MATTERS

      Certain legal matters with respect to securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee and for any selling stockholder, by the counsel named in the prospectus supplement. Latham & Watkins LLP, New York, New York, will act as counsel for any agents or underwriters identified in the applicable prospectus supplement. Bass, Berry & Sims PLC and Latham & Watkins LLP will rely upon Miles & Stockbridge P.C., Baltimore, Maryland as to all matters of Maryland law.

EXPERTS

      The 2002 and 2001 consolidated financial statements of Corrections Corporation of America and Subsidiaries as of and for the years ended December 31, 2002 and 2001 appearing in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP’s report contains explanatory paragraphs describing (1) Corrections Corporation of America’s adoption of certain new accounting standards effective January 1, 2002 and 2001 and (2) Ernst & Young LLP’s audit procedures with respect to transitional disclosures related to the 2000 combined and consolidated financial statements required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Ernst & Young LLP was not engaged to audit, review, or apply any procedures to the 2000 financial statements other than with respect to the certain transitional disclosures and, accordingly, has not expressed an opinion or any other form of assurance on the 2000 financial statements.

      The combined and consolidated financial statements and for the year ended December 31, 2000 incorporated by reference into this prospectus have been included in reliance on the report of Arthur Andersen LLP, independent certified public accountants, given authority of said firm as experts in auditing and accounting. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file Arthur Andersen LLP’s consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements.

          We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Corrections Corporation of America

$700,000,000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$64,720
Printing and Engraving Expenses	400,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	400,000
New York Stock Exchange Fees	25,000
Trustee fees	50,000
Miscellaneous	60,280

Total	$1,500,000

*	Estimated.

Item 15.     Indemnification of Directors and Officers.

     Maryland Registrant

      Article VI of the charter of Corrections Corporation of America (“CCA” or the “Company”) provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

      Under Maryland law, the charter provision limiting the liability of directors and officers may not limit their liability to the Company or its stockholders (i) to the extent it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit of profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty.

      Section 2-418 of the MGCL generally permits indemnification of any director made a party to any proceeding by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

      If the proceeding is one charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, indemnification of the director or officer is not permitted if the director or officer was adjudged to be liable on the basis that personal benefit was improperly received.

      Under section 2-418(a) of the MGCL, the Company is required to indemnify a director for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual’s official capacity.

      Under Maryland law, unless the corporation’s charter provides otherwise, officers shall be indemnified to the extent directors are required or entitled to be indemnified.

      In addition, under Maryland law, the Company is required to indemnify a director in any proceeding arising out of such individual’s official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification.

      Under the Company’s bylaws, the Company shall indemnify a director or officer to the extent permitted by Maryland law as described herein.

      Under the Company’s bylaws and consistent with Maryland law, the Company shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or officer, if such individual in writing affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is ultimately determined that such standard is not met. Under the Company’s bylaws, the Company may also provide to directors or officers additional indemnification or payment or reimbursement of expenses to the fullest extent permitted by Maryland law for directors of Maryland corporations.

      Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

      The MGCL permits a Maryland corporation to indemnify its employees and agents to the same extent as its directors.

      The Company maintains directors’ and officers’ liability insurance to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions set forth in such policies.

     Tennessee Registrants

      CCA of Tennessee, Inc., Prison Realty Management, Inc. and Technical Business Institute of America, Inc. (collectively, the “Tennessee Corporate Registrants”) are corporations incorporated under the laws of the state of Tennessee. The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

      The charter of each of the Tennessee Corporate Registrants provides that such registrant shall indemnify its officers and directors to the fullest extent allowed by the TBCA.

      The bylaws of each of the Tennessee Corporate Registrants provide that such registrant shall indemnify its officers and directors to the fullest extent allowed by the Tennessee Business Corporation Act. In addition, the bylaws of each Tennessee Corporate Registrant authorize the corporation to purchase and maintain insurance for any individual who is or was a director, officer, employee, or agent of the Company, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation’s board of directors or its president as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. The Company maintains policies insuring the officers and directors of the Tennessee Corporate Registrants for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      TransCor America, LLC, CCA Properties of America, LLC, CCA Properties of Arizona, LLC and CCA Properties of Tennessee, LLC (collectively, the “Tennessee Limited Liability Company Registrants”) are limited liability companies formed under the laws of the state of Tennessee. Section 48-243-101 of the Tennessee Limited Liability Company Act provides that a limited liability company may indemnify governors, officers and members of the limited liability company against liability if (1) the individual acted in good faith and (2) reasonably believed that such individual’s conduct in his or her official capacity was in the best interest of the limited liability company and in all other cases that such individual’s conduct was at least not opposed to the best interests of the limited liability company and (3) in a criminal proceeding, the individual had no cause to believe such individual’s conduct was unlawful. Section 48-243-101(b) also provides that unless otherwise provided by its articles of organization, a limited liability company may not indemnify a responsible person in connection with a proceeding to which the responsible person was adjudged liable to the limited liability company or in connection with a proceeding whereby such responsible person is adjudged liable to the limited liability company for receiving an improper personal benefit. Section 48-243-101(c) provides that unless otherwise provided by its articles of organization, a limited liability company shall indemnify a responsible person who was wholly successful in the defense of a proceeding against that person as a responsible person for the limited liability company.

      Section 48-243-101(h) authorizes a limited liability company to purchase and maintain insurance on behalf of any person who is or was a responsible person, manager, employee, independent contractor, or agent of the limited liability company, or who while a responsible person, manager, employee, independent contractor, or agent of the limited liability company, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the limited liability company would otherwise have the power to indemnify him under Section 48-243-101(b)-(c). The Company maintains policies insuring the officers and managers of the Tennessee Limited Liability Company Registrants for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      Section 48-243-101(i) prohibits indemnification if a responsible person is adjudged liable for a breach of the duty of loyalty to the limited liability company or its members or for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law.

      The Articles of Organization and the Operating Agreements of the Tennessee Limited Liability Company Registrants provide that the Tennessee Limited Liability Company Registrants shall indemnify its member and all of its officers to the fullest extent of and in accordance with the Tennessee Limited Liability Act.

      The bylaws of the Company also provide that to the maximum extent permitted by Maryland law the Company shall indemnify any director and officer of the Company who serves at the express request of the Company as an officer or director of another corporation or other enterprise, subject to the limitations set forth in the bylaws of the Company as previously described.

     Delaware Registrants

      CCA International, Inc. is a corporation incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring the officers and directors of CCA International, Inc. against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      CCA International, Inc.’s Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of CCA International, Inc. for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

      Article VIII of the bylaws of CCA International, Inc. provides that the corporation will indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions to the fullest extent permitted or authorized by the General Corporation Law of Delaware.

      The bylaws of the Company also provide that to the maximum extent permitted by Maryland law the Company shall indemnify any director and officer of the Company who serves at the express request of the Company as an officer or director of another corporation, subject to the limitations set forth in the bylaws of the Company as previously described. CCA Properties of Texas, L.P. is a limited partnership formed under the laws of the state of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions in its partnership agreement, if any, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

      CCA Properties of Texas, L.P.’s Agreement of Limited Partnership provides that the partnership will indemnify and hold the officers, employees, agents and representatives of the partnership, its general partner, and each of the officers, members, employees, agents, and representatives of its general partner harmless from any loss or damage, including, without limitation, reasonable legal fees and court costs, incurred by it or any of them by reason of anything it or any of them may do or refrain from doing for and on behalf of the partnership or in connection with its business or affairs; provided, however, that the partnership will not be required to indemnify any of its officers, employees, agents and representatives, its general partner or any of the officers, members, employees, agents, and representatives of its general partner for any loss or damage which it might incur as a result of fraud, willful misconduct or gross negligence committed by any such person or entity in the performance of their or its duties under the Agreement of Limited Partnership. The indemnification provisions under the Agreement of Limited Partnership do not relieve the general partner of its proportionate share of the obligations of the partnership in its capacity as a partner thereof.

      The Company maintains policies insuring the officers and partners of CCA Properties of Texas, L.P. against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      The bylaws of the Company also provide that to the maximum extent permitted by Maryland law the Company shall indemnify any director and officer of the Company who serves at the express request of the Company as an officer or director of another corporation or other enterprise, subject to the limitations set forth in the bylaws of the Company as previously described.

     California Registrant

      Ronald Lee Suttles Tri-County Extradition, Inc. is a corporation incorporated under the laws of the state of California. Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents of a California corporation in substantially the same manner and to same extent as Section 145, inter alia, of the Delaware General Corporation Law as previously described applies to Delaware corporations except that: (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation; (ii) the Delaware General Corporation Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors; (iii) in a case of stockholders approval of indemnification, the California Corporations Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person; and (iv) the California Corporations Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware General Corporation Law permits the directors in any circumstances to appoint counsel to undertake such determination.

      Section 145 of the Delaware General Corporation Law and Section 317 of the California Corporations Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. Article VII of the bylaws of Ronald Lee Suttles Tri-County Extradition, Inc. provides that the corporation will indemnify its directors and officers to the fullest extent not prohibited by the California Corporation Code.

      Article VII of the bylaws of Ronald Lee Suttles Tri-County Extradition, Inc. also provides that the corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such. The Company maintains policies insuring the officers and directors of Ronald

Lee Suttles Tri-County Extradition, Inc. against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      The bylaws of the Company also provide that to the maximum extent permitted by Maryland law the Company shall indemnify any director and officer of the Company who serves at the express request of the Company as an officer or director of another corporation, subject to the limitations set forth in the bylaws of the Company as previously described.

Item 16. Exhibits.

1.1*	Form of Underwriting Agreement.
4.1	Article II of the Third Amended and Restated By-Laws (previously filed as Exhibit 3.3 to the Registration Statement on Form S-4/ A (Commission File no. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference) and Article V of the Amended and Restated Charter, as amended (previously filed as Exhibit 3.1 to the Company’s Form 10-K filed with the Commission on April 17, 2001 and incorporated herein by this reference) and Articles of Amendment (previously filed as Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on August 13, 2001 and incorporated herein by this reference).
4.2*	Form of Indenture.
4.3*	Form of Debt Security.
4.4*	Form of Stock Certificates.
4.5	Charter of CCA of Tennessee, Inc., as amended (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.6	Bylaws of CCA of Tennessee, Inc. (incorporated by reference to Exhibit 3.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.7	Charter of Prison Realty Management, Inc. (incorporated by reference to Exhibit 3.6 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.8	Bylaws of Prison Realty Management, Inc. (incorporated by reference to Exhibit 3.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.9	Charter of Technical and Business Institute of America, Inc., as amended (incorporated by reference to Exhibit 3.8 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.10	Bylaws of Technical and Business Institute of America, Inc. (incorporated by reference to Exhibit 3.9 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.11	Articles of Organization of TransCor America, LLC (incorporated by reference to Exhibit 3.10 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.12	Operating Agreement of TransCor America, LLC (incorporated by reference to Exhibit 3.11 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.13	Certificate of Incorporation of CCA International, Inc. (incorporated by reference to Exhibit 3.12 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.14	Bylaws of CCA International, Inc. (incorporated by reference to Exhibit 3.13 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.15	Articles of Organization of CCA Properties of America, LLC (incorporated by reference to Exhibit 3.14 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.16	Operating Agreement of CCA Properties of America, LLC (incorporated by reference to Exhibit 3.15 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.17	Articles of Organization of CCA Properties of Arizona, LLC (incorporated by reference to Exhibit 3.16 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).

4.18	Operating Agreement of CCA Properties of Arizona, LLC (incorporated by reference to Exhibit 3.17 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.19	Articles of Organization of CCA Properties of Tennessee, LLC (incorporated by reference to Exhibit 3.18 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.20	Operating Agreement of CCA Properties of Tennessee, LLC (incorporated by reference to Exhibit 3.19 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.21	Certificate of Limited Partnership of CCA Properties of Texas, L.P. (incorporated by reference to Exhibit 3.20 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.22	Agreement of Limited Partnership of CCA Properties of Texas, L.P. (incorporated by reference to Exhibit 3.21 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.23	Articles of Incorporation of Ronald Lee Suttles Tri-County Extradition, Inc. (incorporated by reference to Exhibit 3.22 to Amendment No. 4 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on January 2, 2003).
4.24	Bylaws of Ronald Lee Suttles Tri-County Extradition, Inc., as amended (incorporated by reference to Exhibit 3.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on January 2, 2003).
5.1	Opinion of Bass, Berry & Sims PLC.
5.2	Opinion of Miles & Stockbridge P.C.
10.1	Securities Purchase Agreement by and among the Company, Income Opportunity Fund I, LLC, Millennium Holdings II LLC and Millennium III LLC dated March 28, 2003.
12.1	Statement regarding Computation of Ratios.
23.1	Consent of Independent Auditors.
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.3	Consent of Miles & Stockbridge P.C. (included in Exhibit 5.2).
24.1	Powers of Attorney (contained on signature page of this Registration Statement).
24.2	Power of Attorney — CCA of Tennessee, Inc. (contained on signature page).
24.1	Power of Attorney — Prison Realty Management, Inc. (contained on signature page).
24.2	Power of Attorney — Technical and Business Institute of America, Inc. (contained on signature page).
24.3	Power of Attorney — TransCor America, LLC (contained on signature page).
24.4	Power of Attorney — CCA International, Inc. (contained on signature page).
24.5	Power of Attorney — CCA Properties of America, LLC (contained on signature page).
24.6	Power of Attorney — CCA Properties of Arizona, LLC (contained on signature page).
24.7	Power of Attorney — CCA Properties of Tennessee, LLC (contained on signature page).
24.8	Power of Attorney — CCA Properties of Texas, L.P. (contained on signature page).
24.3	Power of Attorney — Ronald Lee Suttles Tri-County Extradition, Inc. (contained on signature page).
25.1*	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.
25.2*	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.

*	To be incorporated by reference herein in connection with the offering of each series of securities.

Item 17. Undertakings.

      (a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Corrections Corporation of America certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CORRECTIONS CORPORATION OF AMERICA

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Executive Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President (Principal Executive Officer), Vice Chairman of the Board of Directors and Director	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2003

/s/ WILLIAM F. ANDREWS William F. Andrews	Chairman of the Board of Directors and Director	April 1, 2003

/s/ LUCIUS E. BURCH, III Lucius E. Burch, III	Director	April 1, 2003

Signature	Title	Date

/s/ JOHN D. CORRENTI John D. Correnti	Director	April 1, 2003

/s/ JOHN R. HORNE John R. Horne	Director	April 1, 2003

/s/ C. MICHAEL JACOBI C. Michael Jacobi	Director	April 1, 2003

/s/ CHARLES L. OVERBY Charles L. Overby	Director	April 1, 2003

/s/ THURGOOD MARSHALL, JR. Thurgood Marshall, Jr.	Director	April 1, 2003

/s/ JOHN R. PRANN, JR. John R. Prann, Jr.	Director	April 1, 2003

/s/ JOSEPH V. RUSSELL Joseph V. Russell	Director	April 1, 2003

/s/ HENRI L. WEDELL Henri L. Wedell	Director	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA of Tennessee, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA OF TENNESSEE, INC.

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Executive Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President (Principal Executive Officer), Chairman of the Board of Directors and Director	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Irving E. Lingo, Jr. Financial and Accounting Officer) and Director	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer and Director	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Prison Realty Management, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

PRISON REALTY MANAGEMENT, INC.

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Executive Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President (Principal Executive Officer), Chairman of the Board of Directors and Director	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer) and Director	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer and Director	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Technical and Business Institute of America, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

TECHNICAL AND BUSINESS INSTITUTE OF AMERICA, INC.

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Executive Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors and Director	April 1, 2003

/s/ DENNIS E. BRADBY Dennis E. Bradby	President	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer) and Director	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer and Director	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, TransCor America, LLC certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

TRANSCOR AMERICA, LLC

By:	/s/ PATRICK MCKINNEY

Patrick McKinney
Chief Manager and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PATRICK MCKINNEY Patrick McKinney	Chief Manager and President (Principal Executive Officer)	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer (Principal Financial and Accounting Officer)	April 1, 2003

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President of CCA of Tennessee, Inc., the sole member of TransCor America, LLC, a member-managed limited liability company	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA International, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA INTERNATIONAL, INC.

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Executive Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President (Principal Executive Officer), Chairman of the Board of Directors and Director	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer) and Director	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer and Director	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA Properties of America, LLC certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA PROPERTIES OF AMERICA, LLC

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Manager, Chief Executive
Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Manager, Chief Executive Officer and President (Principal Executive Officer)	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 1, 2003

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President of Corrections Corporation of America, the sole member of CCA Properties of America, LLC, a member-managed limited liability company	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA Properties of Arizona, LLC certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA PROPERTIES OF ARIZONA, LLC

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Manager, Chief Executive
Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Manager, Chief Executive Officer and President (Principal Executive Officer)	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 1, 2003

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President of CCA of Tennessee, Inc., the sole member of CCA Properties of Arizona, LLC, a member-managed limited liability company	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA Properties of Tennessee, LLC certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA PROPERTIES OF TENNESSEE, LLC

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Manager, Chief Executive
Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Manager, Chief Executive Officer and President (Principal Executive Officer)	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 1, 2003

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President of CCA of Tennessee, Inc., the sole member of CCA Properties of Tennessee, LLC, a member-managed limited liability company	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CCA Properties of Texas, L.P. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

CCA PROPERTIES OF TEXAS, L.P.

By: CCA Properties of America, LLC
Its: General Partner

By:	/s/ JOHN D. FERGUSON

John D. Ferguson
Chief Manager, Chief Executive Officer and President of CCA Properties of America, LLC

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Manager, Chief Executive Officer and President (Principal Executive Officer)	April 1, 2003

/s/ IRVING E. LINGO, JR. Irving E. Lingo, Jr.	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 1, 2003

Signature	Title	Date

/s/ JOHN D. FERGUSON John D. Ferguson	Chief Executive Officer and President of Corrections Corporation of America, the sole member of CCA Properties of America, LLC, a member-managed limited liability company	April 1, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Ronald Lee Suttles Tri-County Extradition, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on April 1, 2003.

RONALD LEE SUTTLES TRI-COUNTY EXTRADITION, INC.

By:	/s/ PATRICK MCKINNEY

Patrick McKinney
Chief Manager, Chief Executive
Officer and President

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints John D. Ferguson and Irving E. Lingo, Jr. (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PATRICK MCKINNEY Patrick McKinney	President (Principal Executive Officer) and Director	April 1, 2003

/s/ TODD J. MULLENGER Todd J. Mullenger	Vice President, Treasurer (Principal Financial and Accounting Officer) and Director	April 1, 2003

/s/ ALAN FOX Alan Fox	Secretary and Director	April 1, 2003

Signature	Title	Date

/s/ MARJORIE BROWN Marjorie Brown	Director	April 1, 2003

/s/ JOHN WALKER John Walker	Director	April 1, 2003

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement.
4.1	Article II of the Third Amended and Restated By-Laws (previously filed as Exhibit 3.3 to the Registration Statement on Form S-4/ A (Commission File no. 333-96721), filed with the Commission on December 30, 2002 and incorporated herein by this reference) and Article V of the Amended and Restated Charter, as amended (previously filed as Exhibit 3.1 to the Company’s Form 10-K filed with the Commission on April 17, 2001 and incorporated herein by this reference) and Articles of Amendment (previously filed as Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on August 13, 2001 and incorporated herein by this reference).
4.2*	Form of Indenture.
4.3*	Form of Debt Security.
4.4*	Form of Stock Certificates.
4.5	Charter of CCA of Tennessee, Inc., as amended (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.6	Bylaws of CCA of Tennessee, Inc. (incorporated by reference to Exhibit 3.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.7	Charter of Prison Realty Management, Inc. (incorporated by reference to Exhibit 3.6 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.8	Bylaws of Prison Realty Management, Inc. (incorporated by reference to Exhibit 3.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.9	Charter of Technical and Business Institute of America, Inc., as amended. (incorporated by reference to Exhibit 3.8 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.10	Bylaws of Technical and Business Institute of America, Inc. (incorporated by reference to Exhibit 3.9 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.11	Articles of Organization of TransCor America, LLC (incorporated by reference to Exhibit 3.10 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.12	Operating Agreement of TransCor America, LLC (incorporated by reference to Exhibit 3.11 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.13	Certificate of Incorporation of CCA International, Inc. (incorporated by reference to Exhibit 3.12 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.14	Bylaws of CCA International, Inc. (incorporated by reference to Exhibit 3.13 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on September 25, 2002).
4.15	Articles of Organization of CCA Properties of America, LLC (incorporated by reference to Exhibit 3.14 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.16	Operating Agreement of CCA Properties of America, LLC (incorporated by reference to Exhibit 3.15 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.17	Articles of Organization of CCA Properties of Arizona, LLC (incorporated by reference to Exhibit 3.16 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).

4.18	Operating Agreement of CCA Properties of Arizona, LLC (incorporated by reference to Exhibit 3.17 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.19	Articles of Organization of CCA Properties of Tennessee, LLC (incorporated by reference to Exhibit 3.18 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.20	Operating Agreement of CCA Properties of Tennessee, LLC (incorporated by reference to Exhibit 3.19 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.21	Certificate of Limited Partnership of CCA Properties of Texas, L.P. (incorporated by reference to Exhibit 3.20 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.22	Agreement of Limited Partnership of CCA Properties of Texas, L.P. (incorporated by reference to Exhibit 3.21 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on December 30, 2002).
4.23	Articles of Incorporation of Ronald Lee Suttles Tri-County Extradition, Inc. (incorporated by reference to Exhibit 3.22 to Amendment No. 4 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on January 2, 2003).
4.24	Bylaws of Ronald Lee Suttles Tri-County Extradition, Inc., as amended. (incorporated by reference to Exhibit 3.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-4 (Registration 333-96721) filed with the Commission on January 2, 2003).
5.1	Opinion of Bass, Berry & Sims PLC.
5.2	Opinion of Miles & Stockbridge P.C.
10.1	Securities Purchase Agreement by and among the Company, Income Opportunity Fund I, LLC, Millennium Holdings II LLC and Millennium III LLC dated March 28, 2003.
12.1	Statement regarding Computation of Ratios.
23.1	Consent of Independent Auditors.
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.3	Consent of Miles & Stockbridge P.C. (included in Exhibit 5.2).
24.9	Power of Attorney — Corrections Corporation of America (contained on signature page).
24.10	Power of Attorney — CCA of Tennessee, Inc. (contained on signature page).
24.11	Power of Attorney — Prison Realty Management, Inc. (contained on signature page).
24.12	Power of Attorney — Technical and Business Institute of America, Inc. (contained on signature page).
24.13	Power of Attorney — TransCor America, LLC (contained on signature page).
24.14	Power of Attorney — CCA International, Inc. (contained on signature page).
24.15	Power of Attorney — CCA Properties of America, LLC (contained on signature page).
24.16	Power of Attorney — CCA Properties of Arizona, LLC (contained on signature page).
24.17	Power of Attorney — CCA Properties of Tennessee, LLC (contained on signature page).
24.18	Power of Attorney — CCA Properties of Texas, L.P. (contained on signature page).
24.19	Power of Attorney — Ronald Lee Suttles Tri-County Extradition, Inc. (contained on signature page).
25.1*	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.
25.2*	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities.

*	To be incorporated by reference herein in connection with the offering of each series of securities.